Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Brian Lavin, President and CEO	Date: September 13, 2005

NTS Realty Holdings Limited Partnership Announces Agreement to Sell an Office Building in Jefferson County,Kentucky

Louisville, KY (September 13, 2005) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that, following the close of business on September 12, 2005, it entered into an agreement to sell one of its office buildings located in Jefferson County, Kentucky to an unaffiliated local non-profit corporation. The office building, which was formerly leased by Sears, contains approximately 66,000 square feet and is located on approximately 8.5 acres of land. Pursuant to the agreement, the Company will receive $5.6 million at closing. The purchaser is entitled to a forty-five day due diligence period, and, if satisfied, must close within an additional thirty days, unless extended by the Company. The Company intends to use the proceeds from the sale to reinvest in one or more properties or for working capital purposes.

Brian F. Lavin, the President and Chief Executive Officer of the Company’s managing general partner, said “We believe that this potential sale makes good economic sense for the Company and is consistent with the long term objectives of the Company.”

About NTS Realty Holdings Limited Partnership

The Company currently owns thirty-three properties, comprised of ten multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Orlando and Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and

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performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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